--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------

                                    Form 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                  -------------

       Date of Report (Date of earliest event reported) February 24, 2003

                                   CULP, INC.

             (Exact name of registrant as specified in its charter)


         North Carolina                  0-12781                56-1001967
(State or other jurisdiction of   (Commission File No.)       (IRS Employer
         incorporation)                                    Identification No.)



                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (336) 889-5161
             (Registrant's telephone number, including area code)





         (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

Item 5. Other Events

See attached Press Release (5 pages) and Financial Information Release (13 pages), both dated February 24, 2003, related to the fiscal 2003 third quarter ended January 26, 2003.

Forward Looking Information. This Report contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of
1934). Such statements are inherently subject to risks and uncertainties. Further, Forward looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events of results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan' and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, gross profit margins, SG&A or other expenses, and earnings, as well as any statements regarding the company's view of estimates of the company's future results by analysts. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.




                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     CULP, INC.
                                    (Registrant)


                              By:    Franklin N. Saxon
                                     -----------------
                                     Executive Vice President and
                                     Chief Financial Officer





Dated:  February 24, 2003

                                  NEWS RELEASE

Investor Contact:  Kathy J. Hardy         Media Contact:  Kenneth M. Ludwig
                   Corporate Secretary                    Senior Vice President,
                   336-888-6209                           Human Resources
                                                           336-889-5161


                    CULP ANNOUNCES THIRD QUARTER 2003 RESULTS
                         ------------------------------
                        GROSS MARGIN IMPROVEMENT REFLECTS
             MORE PROFITABLE SALES MIX AND EFFECTIVE COST MANAGEMENT

HIGH POINT, N.C. (February 24, 2003) - Culp, Inc. (NYSE: CFI) today reported financial and operating results for the third quarter and nine months ended January 26, 2003. The highlights include:

o Third quarter 2003 diluted earnings per share of $0.16 up from $0.04 in the prior year period (excluding restructuring and related charges in 2003 and goodwill amortization in 2002)

o Gross profit margin of 18.3% (excluding restructuring related charges) is highest in fifteen years for the company's third quarter

o Cash position increased to $38.5 million, up from $10.4 million a year ago, after the repayment of $12.3 million in debt

o Company sees further margin improvement and is comfortable with published analysts estimates of $0.41 to $0.44 per share for the fourth quarter of 2003

     For the three months ended January 26, 2003, net sales were $79.3 million compared with $90.6 million a year ago. The company reported net income, excluding restructuring and related charges, of $1.9 million, or $0.16 per diluted share, versus net income of $400,000, or $0.04 per diluted share, in the third quarter of fiscal 2002, excluding restructuring and related charges, and goodwill amortization. The financial results for the third quarter include a total of $397,000 in restructuring and related charges, all of which reflect previously announced restructuring initiatives. Including restructuring and related charges, the company reported net income of $1.7 million, or $0.14 per diluted share, for the third quarter of fiscal 2003. (A reconciliation to the net income and earnings per share calculations has been set forth on Page 5.)

     For the nine months ended January 26, 2003, the company reported net sales of $248.8 million, compared with $273.5 million for the same period a year ago. Excluding restructuring and related charges and the cumulative effect of accounting change, net income for the first nine months of fiscal 2003 was $5.1 million, or $0.43 per diluted share. This compares with net income of $447,000, or $0.04 per diluted share, excluding restructuring and related charges, and goodwill amortization for the prior-year period. Including restructuring charges and the cumulative effect of accounting change, the company reported a net loss for the first nine months of fiscal 2003 of $28.2 million, or $2.46 per diluted share.

CFI Announces Third Quarter Results
Page 3
February 24, 2003


     As previously announced, due to the adoption of a new accounting standard, "Goodwill and Other Intangible Assets," the company recorded a non-cash goodwill impairment charge, net of income taxes, of $24.2 million, or $2.11 per diluted share, in the first quarter of 2003 related to the goodwill associated with its Culp Decorative Fabrics ("CDF") division. The charge, recorded as "cumulative effect of accounting change," has no effect on operating income or cash flow from operations.

     "Despite a challenging business climate, our strategic focus on increasing the profitability of our sales mix and carefully managing our costs allowed us to achieve meaningful year-over-year improvement in profitability in the third quarter of 2003," remarked Robert G. Culp, III, chief executive officer of Culp, Inc. "Clearly our sales efforts have been affected by the overall softness in consumer spending for home furnishings. In addition, the discontinuation of the wet printed flock business at the end of 2002, and our recent initiatives to eliminate unprofitable or low margin product lines, contributed to the 12.5% year-over-year decline in third quarter sales. However, we believe our ability to drive high profit margins in a difficult sales environment demonstrates the inherent value of our strategy. More importantly, we believe it confirms the scalability of our business and the significant opportunity to leverage earnings when our top line regains momentum.

     "In today's uncertain market conditions, we believe it is a business imperative to maintain a strong, liquid balance sheet. Our results reflect the continued progress in increasing cash flow from operations and effectively managing our working capital. Notably, we have reduced our long-term debt by $12.3 million from the end of fiscal 2002, and by a total of $41.3 million since the end of fiscal 2000, less than three years ago. Through the first nine months of this year, free cash flow from operations was $17.9 million, compared with $10.7 million for the same period last year. (A reconciliation to the free cash flow calculations has been set forth on Page 5.) At the end of the third quarter, our balance sheet reflects $38.5 million in cash and cash investments, a considerable improvement over $10.4 million a year ago. With the build-up in our cash position, we intend to further strengthen our balance sheet by prepaying an additional $12.7 million in debt during the fourth quarter. As a result, we will reduce our long-term debt by a total of $25.0 million in 2003, a significant accomplishment.

     "Our previously announced restructuring initiatives related to our CDF division continue to make measurable progress. With the completion of the transfer of the Chattanooga, Tennessee, manufacturing operations to other plants at the end of our second quarter, we are now focused on achieving our targeted levels of operating efficiencies in the remaining CDF locations. We are realizing savings from the reduced fixed manufacturing costs as a result of this consolidation. Essentially we can now weave in two plants close to what was formerly produced in three, and still maintain the capacity to meet our foreseeable levels of customer demand.

     Culp added, "Looking ahead, we believe that fiscal 2003 will reflect considerable progress in meeting our key objectives to improve profitability and generate cash flow. While the sales environment can still be characterized as very challenging, we believe the year-over-year decline in our fourth quarter sales will approximate the trend for this quarter. However, with solid gross profit margins and significant reductions in operating costs, we remain comfortable with the range of published analysts earnings estimates of $0.41 to $0.44 per diluted share for the fourth fiscal quarter, excluding previously announced restructuring and related charges. Culp's financial results over the last few quarters and our business outlook clearly demonstrate our strategic focus on improving the profitability of our sales mix, increasing margins and return on invested capital, and generating free cash flow."

     Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

     This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, gross profit margins, SG&A or other expenses, and earnings, as well as any statements regarding the company's view of estimates of the company's future results by analysts. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.

CFI Announces Third Quarter Results
Page 5
February 24, 2003

                                   CULP, INC.
                         Condensed Financial Highlights
                                   (Unaudited)

                                                        Three Months Ended
                                                     -------------------------
                                                     January 26,   January 27,
                                                        2003          2002
                                                      ----------  ------------
Net sales                                            $79,292,000  $ 90,618,000
Net income                                           $ 1,667,000  $    170,000
Net income per share:
   Basic                                             $      0.15  $       0.02
   Diluted                                           $      0.14  $       0.02
Net income per share, diluted, excluding restructuring
  and related charges and goodwill amortization*     $      0.16  $       0.04
Average shares outstanding:
   Basic                                              11,485,000    11,221,000
   Diluted                                            11,714,000    11,304,000


                                                         Nine Months Ended
                                                     ------------------------
                                                     January 26,   January 27,
                                                        2003          2002
                                                     ------------   ------------
Net sales                                          $ 248,753,000  $ 273,481,000
                                                     ------------   ------------
Loss before cumulative effect of accounting change $ (4,008,000) $ (1,855,000) Cumulative effect of accounting change,
   net of  income taxes                              (24,151,000)           -0-
                                                     ------------   ------------
Net loss                                           $ (28,159,000) $  (1,855,000)
                                                     ============   ============
Basic and diluted loss per share:
  Loss before cumulative effect of accounting
    change                                         $       (0.35)   $     (0.17)
  Cumulative effect of accounting change                   (2.11)          0.00
                                                     ------------   ------------
  Net loss                                         $       (2.46)   $     (0.17)
                                                     ============   ============
Net income per share, diluted, excluding restructuring
  and related charges, goodwill amortization and
  cumulative effect of accounting change**         $        0.43    $      0.04

Average shares outstanding:
  Basic                                               11,450,000     11,221,000
  Diluted                                             11,775,000     11,281,000

* Excludes restructuring and related charges of $397,000 ($240,000, or $0.02 per diluted share, after taxes) for the third quarter of fiscal 2003. Excludes goodwill amortization of $350,000 ($230,000, or $0.02 per diluted share, after taxes) for the third quarter of fiscal 2002.

** Excludes cumulative effect of accounting change, net of income taxes, of $24.2 million ($2.11 per diluted share) for the first nine months of fiscal 2003. Excludes restructuring and related charges of $14.9 million ($9.1 million, or $0.80 per diluted share, after taxes) for the first nine months of fiscal 2003. Excludes restructuring and related charges of $2.5 million ($1.6 million, or $0.15 per share diluted, after taxes) and goodwill amortization of $1.1 million ($690,000, or $0.06 per diluted share, after taxes) for the first nine months of fiscal 2002.

                                   CULP, INC.

     Reconciliation of Net Income (Loss) as Reported to Pro Forma Net Income
                                   (Unaudited)

                             Three Months Ended          Nine Months Ended
                          -------------------------  -------------------------
                          January 26,    January 27,   January 26, January 27,
                             2003          2002         2003          2002
                          -----------  ------------  ------------ ------------
Net income (loss)         $1,667,000   $   170,000   $(28,159,000) $(1,855,000)
Cumulative effect of
  accounting change, net of
  income taxes                    --            --     24,151,000           --
Restructuring and related
  charges, net of income
  taxes                      240,000            --      9,114,000    1,612,000
Goodwill amortization, net of
  income taxes                    --       230,000             --      690,000
                          -----------  ------------  ------------ ------------
Net income, adjusted      $1,907,000   $   400,000     $5,106,000  $   447,000
                          ===========  ============  ============ ============


   Reconciliation of Net Income (Loss) Per Share as Reported to Pro Forma Net
                                  Income Per Share
                                   (Unaudited)

Diluted net income (loss) per
  share                   $      0.14  $       0.02  $     (2.46) $      (0.17)
Cumulative effect of
  accounting change, net of
  income taxes                     --            --          2.11           --
Restructuring and related
  charges, net of income taxes   0.02            --          0.80         0.15
Goodwill amortization, net of
  income taxes                     --          0.02            --         0.06
Effect of dilutive stock options   --            --         (0.02)          --
                          -----------  ------------   ------------ ------------
Diluted net income
  per share, adjusted     $      0.16  $       0.04  $       0.43  $      0.04
                          ===========  ============   ============ ============


          Reconciliation of Cash Flow from Operations to Free Cash Flow
                                   (Unaudited)

                                                         Nine Months Ended
                                                     January 26,   January 27,
                                                        2003          2002
                                                     -----------  ------------
Cash flow from operations                            $23,864,000  $18,381,000
Capital expenditures                                  (9,076,000)  (3,393,000)
Change in accounts payable-
  capital expenditures                                 3,074,000   (4,267,000)
                                                     -----------  ------------
Free cash flow                                       $17,862,000  $10,721,000
                                                     ===========  ============

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE THREE MONTHS AND NINE MONTHS ENDED JANUARY 26, 2003 AND JANUARY 27, 2002

                (Amounts in Thousands, Except for Per Share Data)

                                                                        THREE MONTHS ENDED (UNAUDITED)
                                                    --------------------------------------------------------------------------

                                                              Amounts                                  Percent of Sales
                                                    -----------------------------                 ----------------------------
                                                     January 26,    January 27,       % Over
                                                        2003            2002         (Under)             2003         2002
                                                    --------------  -------------  -------------  ----------------  ----------
Net sales                                        $         79,292         90,618      (12.5)%           100.0 %       100.0 %
Cost of sales                                              65,504         77,110      (15.1)%            82.6 %        85.1 %
                                                    --------------  -------------  -------------  ----------------  ----------
   Gross profit                                            13,788         13,508        2.1 %            17.4 %        14.9 %

Selling, general and
  administrative expenses                                   9,798         11,038      (11.2)%            12.4 %        12.2 %
Restructuring expense                                        (354)             0     (100.0)%            (0.4)%         0.0 %
                                                    --------------  -------------  -------------  ----------------  ----------
   Income  from operations                                  4,344          2,470       75.9 %             5.5 %         2.7 %

Interest expense                                            1,665          1,820       (8.5)%             2.1 %         2.0 %
Interest income                                              (143)           (42)     240.5 %            (0.2)%        (0.0)%
Other expense (income), net                                   192            435      (55.9)%             0.2 %         0.5 %
                                                    --------------  -------------  -------------  ----------------  ----------
   Income before income taxes                               2,630            257      923.3 %             3.3 %         0.3 %

Income taxes  *                                               963             87    1,006.9 %            36.6 %        34.0 %
                                                    --------------  -------------  -------------  ----------------  ----------
   Net Income                                    $          1,667            170      880.6 %             2.1 %         0.2 %
                                                    ==============  =============  =============  ================  ==========

Net Income per share-basic                                  $0.15          $0.02      650.0 %
Net Income per share-diluted                                $0.14          $0.02      600.0 %
Net income per share, diluted, excluding restructuring      $0.16          $0.04      300.0 %
  and related charges and goodwill amortization (see
  proforma statement on page 7)
Average shares outstanding-basic                           11,485         11,221        2.4 %
Average shares outstanding-diluted                         11,714         11,304        3.6 %



                                                                         NINE MONTHS ENDED (UNAUDITED)
                                                     -----------------------------------------------------------------------

                                                               Amounts                                  Percent of Sales
                                                     -----------------------------                 ----------------------------
                                                      January 26,    January 27,       % Over
                                                         2003            2002         (Under)            2003          2002
                                                     --------------  -------------  -------------  ----------------  ----------

Net sales                                         $       248,753        273,481       (9.0)%           100.0 %       100.0 %
Cost of sales                                             207,368        233,642      (11.2)%            83.4 %        85.4 %
                                                     --------------  -------------  -------------  ----------------  ----------
   Gross profit                                            41,385         39,839        3.9 %            16.6 %        14.6 %

Selling, general and
  administrative expenses                                  29,716         33,823      (12.1)%            11.9 %        12.4 %
Restructuring expense                                      13,006          1,303      898.2 %             5.2 %         0.5 %
                                                     --------------  -------------  -------------  ----------------  ----------
   Income (loss) from operations                           (1,337)         4,713     (128.4)%            (0.5)%         1.7 %

Interest expense                                            5,244          5,851      (10.4)%             2.1 %         2.1 %
Interest income                                              (414)           (99)     318.2 %            (0.2)%        (0.0)%
Other expense (income), net                                   645          1,772      (63.6)%             0.3 %         0.6 %
                                                     --------------  -------------  -------------  ----------------  ----------
   Loss before income taxes                                (6,812)        (2,811)    (142.3)%            (2.7)%        (1.0)%

Income taxes *                                             (2,804)          (956)     193.3 %            41.2 %        34.0 %
                                                     --------------  -------------  -------------  ----------------  ----------
Loss before cumulative effect of accounting change         (4,008)        (1,855)    (116.1)%            (1.6)%        (0.7)%
                                                                                                   ================  ==========

Cumulative effect of accounting change, net of income
taxes                                                     (24,151)             0
                                                     --------------  -------------

   Net loss                                       $       (28,159)        (1,855)
                                                     ==============  =============

Basic loss per share:
   Loss before cumulative effect of accounting
      change                                      $         (0.35)         (0.17)    (111.7)%
   Cumulative effect of accounting change                   (2.11)          0.00     (100.0)%
                                                     --------------  -------------  ----------
   Net loss                                                 (2.46)         (0.17)  (1,387.6)%
                                                     ==============  =============  ==========

Diluted loss per share:
   Loss before cumulative effect of accounting
      change                                      $         (0.35)         (0.17)    (111.7)%
   Cumulative effect of accounting change                   (2.11)          0.00     (100.0)%
                                                     --------------  -------------  ----------
   Net loss                                                 (2.46)         (0.17)  (1,387.6)%
                                                     ==============  =============  ==========

Net income per share, diluted, excluding restructuring      $0.43          $0.04        N/A
  and related charges, goodwill amortization and cumulative
  effect of accounting change (see proforma statement on
  page 8)
Average shares outstanding-basic                           11,450         11,221        2.0 %
Average shares outstanding-diluted                         11,450         11,221        2.0 %

* Percent of sales column for income taxes is calculated as a % of income (loss) before income taxes.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
             JANUARY 26, 2003, JANUARY 27, 2002, AND APRIL 28, 2002
                                    Unaudited
                             (Amounts in Thousands)

                                                        Amounts                      Increase
                                             ------------------------------         (Decrease)
                                              January 26,     January 27,    -------------------------  * April 28,
                                                  2003            2002        Dollars    Percent            2002
                                             ---------------  -------------  ----------  -------------  ------------
Current assets
   Cash and cash investments               $         38,480         10,359      28,121      271.5 %          31,993
   Accounts receivable                               32,427         46,171     (13,744)     (29.8)%          43,366
   Inventories                                       53,560         59,398      (5,838)      (9.8)%          57,899
   Other current assets                              15,339          9,323       6,016       64.5 %          13,413
                                             ---------------  -------------  ----------  -------------  ------------
                 Total current assets               139,806        125,251      14,555       11.6 %         146,671

Property, plant & equipment, net                     85,396        102,457     (17,061)     (16.7)%          89,772
Goodwill                                              9,240         47,432     (38,192)     (80.5)%          47,083
Other assets                                          2,311          1,641         670       40.8 %           4,187
                                             ---------------  -------------  ----------  -------------  ------------

                 Total assets              $        236,753        276,781     (40,028)     (14.5)%         287,713
                                             ===============  =============  ==========  =============  ============


Current liabilities
   Current maturities of long-term debt    $         13,133          3,127      10,006      320.0 %           1,483
   Accounts payable                                  21,924         21,336         588        2.8 %          24,327
   Accrued expenses                                  14,646         13,652         994        7.3 %          16,460
   Accrued restructuring                              8,465          1,363       7,102      521.1 %           2,445
                                             ---------------  -------------  ----------  -------------   ------------
                 Total current liabilities           58,168         39,478      18,690       47.3 %          44,715

Long-term debt                                       83,008        106,960     (23,952)     (22.4)%         107,001

Deferred income taxes                                 3,502         10,330      (6,828)     (66.1)%          16,932
                                             ---------------  -------------  ----------  -------------  ------------
                 Total liabilities                  144,678        156,768     (12,090)      (7.7)%         168,648

Shareholders' equity                                 92,075        120,013     (27,938)     (23.3)%         119,065
                                             ---------------  -------------  ----------  -------------  ------------

                 Total liabilities and
                 shareholders' equity      $        236,753        276,781     (40,028)     (14.5)%         287,713
                                             ===============  =============  ==========  =============  ============

Shares outstanding                                   11,487         11,221         266        2.4 %          11,320
                                             ===============  =============  ==========  =============  ============



*  Derived from audited financial statements.

                              CULP, INC. FINANCIAL
                               INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE NINE MONTHS ENDED JANUARY 26, 2003 AND JANUARY 27, 2002
                                    Unaudited
                             (Amounts in Thousands)


                                                                                 NINE MONTHS ENDED
                                                                            ----------------------------
                                                                                      Amounts
                                                                            ----------------------------
                                                                            January 26,    January 27,
                                                                                2003           2002
                                                                            -------------  -------------
Cash flows from operating activities:
     Net loss                                                           $        (28,159)        (1,855)
     Adjustments to reconcile net loss to net cash
        provided by operating activities:
           Cumulative effect of accounting change, net of income taxes            24,151              0
           Depreciation                                                           10,554         13,214
           Amortization of intangible and other assets                               286          1,177
           Amortization of stock based compensation                                  158             92
           Restructuring expense                                                  13,006          1,303
           Changes in assets and liabilities:
              Accounts receivable                                                 10,939         11,678
              Inventories                                                          4,339            599
              Other current assets                                                (1,885)        (1,453)
              Other assets                                                           295            (19)
              Accounts payable                                                    (5,477)        (1,768)
              Accrued expenses                                                    (1,551)        (1,156)
              Accrued restructuring                                               (2,792)        (2,163)
              Income taxes payable                                                     0         (1,268)
                                                                            -------------  -------------
                 Net cash provided by operating activities                        23,864         18,381
                                                                            -------------  -------------
Cash flows from investing activities:
     Capital expenditures                                                         (9,076)        (3,393)
                                                                            -------------  -------------
                 Net cash used in investing activities                            (9,076)        (3,393)
                                                                            -------------  -------------
Cash flows from financing activities:
     Principal payments of long-term debt                                        (12,343)        (1,569)
     Change in accounts payable-capital expenditures                               3,074         (4,267)
     Proceeds from common stock issued                                               968              0
                                                                            -------------  -------------
                 Net cash used in financing activities                            (8,301)        (5,836)
                                                                            -------------  -------------

Increase in cash and cash investments                                              6,487          9,152

Cash and cash investments at beginning of period                                  31,993          1,207
                                                                            -------------  -------------

Cash and cash investments at end of period                              $         38,480         10,359
                                                                            =============  =============


Free Cash Flow (1)                                                      $         17,862         10,721
                                                                            =============  =============



(1) Free Cash Flow is defined as net cash provided by operating activities less capital expenditures plus or minus the change in accounts

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                JANUARY 26, 2003

                                                   FISCAL 02                                         FISCAL 03
                                               ----------------     ----------------------------------------------------------------
                                                      Q3                 Q1            Q2             Q3          Q4         LTM (3)
                                               ----------------     ----------------------------------------------------------------
INVENTORIES
   Inventory turns                                      5.1              4.9            4.9            4.8

RECEIVABLES
   Days sales in receivables                             43               34             36             34

WORKING CAPITAL
   Current ratio                                        3.2              3.4            3.0            3.1
   Operating working capital turnover (2)               4.2              4.7            4.8            4.9
   Operating working capital (2)                    $84,233          $70,762        $68,492        $64,063

PROPERTY, PLANT & EQUIPMENT
   Depreciation rate                                   7.1%             6.4%           6.5%           6.2%
   Percent property, plant &
     equipment are depreciated                        59.0%            60.6%          61.5%          61.0%
   Capital expenditures                              $4,729 (1)       $3,070         $2,258         $3,748

PROFITABILITY
   Net income (loss) per share (basic)                $0.02            $0.08 (5)    ($0.57)          $0.15              ($0.49) (5)
   Net income (loss) per share (diluted)              $0.02            $0.08 (5)    ($0.57)          $0.14              ($0.49) (5)
   Net income (loss) per share (diluted)              $0.04 (6)        $0.08 (5)      $0.19 (7)      $0.16 (8)            $0.81 (9)
   Return on average total capital                     2.8% (6)         3.6% (5)       6.8% (7)       6.0% (8)             6.8% (9)
   Return on average equity                            1.5% (6)         3.1% (5)       9.4% (7)       8.0% (8)             9.2% (9)


LEVERAGE
   Total liabilities/equity                          129.6%           143.2%         160.8%         157.1%
   Funded debt/equity                                 91.7%            99.5%         106.9%         104.4%
   Funded debt/capital employed                       47.8%            49.9%          51.7%          51.1%
   Funded debt                                     $110,087          $96,533        $96,558        $96,141
   Funded debt/EBITDA (LTM) (4)                        3.64             2.71           2.67           2.57

LEVERAGE (NET OF CASH AND CASH INVESTMENTS) (10)
   Total liabilities/equity                             N/A              N/A         122.0%         115.3%
   Funded debt/equity                                   N/A              N/A          68.1%          62.6%
   Funded debt/capital employed                         N/A              N/A          40.5%          38.5%
   Funded debt                                          N/A              N/A        $61,521         57,661
   Funded debt/EBITDA (LTM) (4)                         N/A              N/A           1.70           1.54

OTHER
   Book value per share                              $10.62            $8.45          $7.87          $8.02
   Employees at quarter end                           3,015            2,900          2,568          2,534
   Sales per employee (annualized)                 $120,523         $116,163       $122,272       $124,306
   Capital employed                                $230,999         $193,540       $186,884       $188,216
   Effective income tax rate (11)                     34.0%            37.0%          37.0%          37.0%
   EBITDA (4)                                        $6,859           $7,356         $8,810         $8,118              $37,352
   EBITDA/net sales (4)                                8.1%             8.6%          10.5%          10.2%                10.5%

  (1) Expenditures for entire year
  (2) Working capital for this calculation is accounts receivable, inventories and accounts payable
  (3) LTM represents "Latest Twelve Months"
  (4) EBITDA includes earnings before interest, income taxes, depreciation, amortization, all restructuring and related charges, certain non-cash charges and cumulative effect of accounting change, as defined by the company's credit agreement
  (5) Excludes cumulative effect of accounting change made during first quarter fiscal 2003
  (6) Excludes goodwill amortization expense of $350,000 ($230,000 or $0.02 per share diluted, after taxes)
  (7) Excludes restructuring and related charges of $14.5 million ($8.9 million or $.77 per share diluted, after taxes)
  (8) Excludes restructuring related charges of $751,000 and a restructuring credit of $354,000 (net $397,000 or $0.02 per share, diluted after taxes)
  (9) Excludes restructuring and related charges of $9.7 million ($5.8 million or $.51 per share diluted, after taxes)
        and $14.5 million ($8.9 million or $0.78 per share diluted, after taxes) for the fourth quarter fiscal 2002 and second quarter fiscal 2003, respectively, and $24.2 million cumulative effect of accounting change for the first quarter of fiscal
        2003.  Also excludes goodwill amortization expense of $350,000 ($230,000 or $.02 per share diluted, after taxes) for the fourth quarter of fiscal 2002
 (10) The cash balance of $35.0 million and $38.5 million has been excluded from total liabilities, funded debt and capital employed to arrive at the ratios in this section for the second and third quarter of fiscal 2003, respectively
 (11) Effective income tax rate excludes restructuring and related charges

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    SALES / GROSS PROFIT BY SEGMENT/DIVISION
FOR THE THREE MONTHS AND NINE MONTHS ENDED JANUARY 26, 2003 AND JANUARY 27, 2002

                             (Amounts in thousands)


                                                     THREE MONTHS ENDED (UNAUDITED)
                                   --------------------------------------------------------------------
                                              Amounts                           Percent of Total Sales
                                   -------------------------------              -----------------------
                                    January 26,      January 27,     % Over
Segment/Division Sales                  2003            2002         (Under)       2003        2002
--------------------------------   ---------------  --------------  ----------  -----------  ----------
Upholstery Fabrics
    Culp Decorative Fabrics     $          31,734          35,878    (11.6)%      40.0 %       39.6 %
    Culp Velvets/Prints                    22,819          28,648    (20.3)%      28.8 %       31.6 %
    Culp Yarn                               1,356           1,318      2.9 %       1.7 %        1.5 %
                                   ---------------  --------------  ----------  -----------  ----------
                                           55,909          65,844    (15.1)%      70.5 %       72.7 %
Mattress Ticking
     Culp Home Fashions                    23,383          24,774     (5.6)%      29.5 %       27.3 %
                                   ---------------  --------------  ----------  -----------  ----------

                              * $          79,292          90,618    (12.5)%     100.0 %      100.0 %
                                   ===============  ==============  ==========  ===========  ==========


Segment Gross Profit                                                            Gross Profit Margin
--------------------------------                                                -----------------------

Upholstery Fabrics  (1)         $           8,839           6,829     29.4 %      15.8 %       10.4 %
Mattress Ticking                            5,700           6,679    (14.7)%      24.4 %       27.0 %
                                   ---------------  --------------  ----------  -----------  ----------

                                $          14,539          13,508      7.6 %      18.3 %       14.9 %
                                   ===============  ==============  ==========  ===========  ==========




                                                      NINE MONTHS ENDED (UNAUDITED)
                                   --------------------------------------------------------------------

                                              Amounts                           Percent of Total Sales
                                   -------------------------------              -----------------------
                                    January 26,      January 27,     % Over
Segment/Division Sales                  2003            2002         (Under)       2003        2002
--------------------------------   ---------------  --------------  ----------  -----------  ----------

Upholstery Fabrics
    Culp Decorative Fabrics     $         100,324         109,531     (8.4)%      40.3 %       40.1 %
    Culp Velvets/Prints                    69,243          84,522    (18.1)%      27.8 %       30.9 %
    Culp Yarn                               4,702           3,816     23.2 %       1.9 %        1.4 %
                                   ---------------  --------------  ----------  -----------  ----------
                                          174,269         197,869    (11.9)%      70.1 %       72.4 %
Mattress Ticking
     Culp Home Fashions                    74,484          75,612     (1.5)%      29.9 %       27.6 %
                                   ---------------  --------------  ----------  -----------  ----------

                              * $         248,753         273,481     (9.0)%     100.0 %      100.0 %
                                   ===============  ==============  ==========  ===========  ==========


Segment Gross Profit                                                            Gross Profit Margin
--------------------------------                                                -----------------------

Upholstery Fabrics (1)          $          25,649          20,696     23.9 %      14.7 %       10.5 %
Mattress Ticking                           17,647          20,278    (13.0)%      23.7 %       26.8 %
                                   ---------------  --------------  ----------  -----------  ----------

                                $          43,296          40,974      5.7 %      17.4 %       15.0 %
                                   ===============  ==============  ==========  ===========  ==========


* U.S. sales were $71,130 and $79,539 for the third quarter of fiscal 2003 and fiscal 2002, respectively; and $218,957 and $233,617 for the nine months of fiscal 2003 and 2002, respectively. The percentage decrease in U.S. sales was 10.6% for the third quarter and a decrease of 6.3% for the nine months.


(1) Excludes restructuring related charges of $751,000 for the third quarter of fiscal 2003; and excludes $1.9 million and $1.2 million for the first nine months of fiscal 2003 and 2002, respectively.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
FOR THE THREE MONTHS AND NINE MONTHS ENDED JANUARY 26, 2003 AND JANUARY 27, 2002


                             (Amounts in thousands)

                                                    THREE MONTHS ENDED (UNAUDITED)
                                            ------------------------------------------------

                                                        Amounts
                                            ---------------------------------
                                              January 26,      January 27,       % Over
             Geographic Area                     2003              2002         (Under)
 ----------------------------------------   ----------------  ---------------  -----------
 North America (Excluding USA)           $            6,648            6,613       0.5 %
 Europe                                                 274              472     (41.9)%
 Middle East                                            260              598     (56.5)%
 Far East & Asia                                        765            2,924     (73.8)%
 South America                                           94              155     (39.4)%
 All other areas                                        121              318     (61.9)%
                                            ----------------  ---------------  -----------

                                         $            8,162           11,079     (26.3)%
                                            ================  ===============  ===========

                  Percent of total sales              10.3%            12.2%


                                                     NINE MONTHS ENDED (UNAUDITED)
                                            ------------------------------------------------

                                                        Amounts
                                            ---------------------------------
                                              January 26,      January 27,       % Over
             Geographic Area                     2003              2002         (Under)
 ----------------------------------------   ----------------  ---------------  -----------
 North America (Excluding USA)           $           22,622           23,023      (1.7)%
 Europe                                                 535            2,115     (74.7)%
 Middle East                                          1,907            4,804     (60.3)%
 Far East & Asia                                      3,748            8,414     (55.5)%
 South America                                          508              490       3.7 %
 All other areas                                        476            1,018     (53.2)%
                                            ----------------  ---------------  -----------

                                         $           29,796           39,864    (25.3) %
                                            ================  ===============  ===========

                  Percent of total sales              12.0%            14.6%


International sales, and the percentage of total sales, for each of the last three fiscal years follows: fiscal 2000-$111,104 (23%); fiscal 2001 - $77,824 (19%) and fiscal 2002 - $53,501 (14%).

                                   CULP, INC.
                   PROFORMA CONSOLIDATED STATEMENTS OF INCOME
        FOR THE THREE MONTHS ENDED JANUARY 26, 2003 AND JANUARY 27, 2002
                (Amounts in Thousands, Except for Per Share Data)

                                                                                     THREE MONTHS ENDED (UNAUDITED)
                                                  ----------------------------------------------------------------------------------

                                       As Reported                    January 26, 2003           January 27, 2002
                                       January 26,  Reclassification    Proforma Net    % of       Proforma Net    % of      % Over
                                           2003      & Adjustments    of Adjustments  Net Sales  of Adjustments  Net Sales   (Under)
                                       ------------  -------------    ----------------------     -----------------------   ---------
Net sales                            $      79,292             0           79,292   100.0%           90,618     100.0%        -12.5%
Cost of sales                               65,504          (751) (3)      64,753    81.7%           77,110      85.1%        -16.0%
                                       ------------  -------------    ----------------------   -----------------------     ---------
        Gross profit                        13,788          (751)          14,539    18.3%           13,508      14.9%          7.6%

Selling, general and
  administrative expenses                    9,798             0            9,798    12.4%           11,038      12.2%        -11.2%
Restructuring expense                         (354)          354 (4)            0     0.0%                0       0.0%          0.0%
                                       ------------  -------------    ----------------------   -----------------------     ---------
        Income  (loss) from                  4,344          (397)           4,741     6.0%            2,470       2.7%         91.9%
        operations

Interest expense                             1,665             0            1,665     2.1%            1,820       2.0%         -8.5%
Interest income                               (143)            0             (143)   -0.2%              (42)      0.0%        240.5%
Other expense (income), net                    192             0              192     0.2%               85       0.1% (6)    125.9%
                                       ------------  -------------    ----------------------   -----------------------     ---------
        Income (loss) before                 2,630          (397)           3,027     3.8%              607       0.7%        398.7%
        income taxes

Income taxes  (1)                              963          (157)           1,120    37.0%              207      34.2% (2)    440.1%
                                       ------------  -------------    ----------------------   -----------------------     ---------
Net income (loss)                    $       1,667          (240)           1,907     2.4%              400       0.4%        377.2%
                                       ============  =============    ======================   =======================     =========

Net income (loss) per share-basic            $0.15        ($0.02)           $0.17                     $0.04
Net income (loss) per share-diluted          $0.14        ($0.02)           $0.16                     $0.04
Average shares outstanding-basic            11,485        11,485           11,485                    11,221
Average shares outstanding-diluted          11,714        11,485           11,714 (5)                11,304

Notes:
 (1) Percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes
 (2) Pre-restructuring income tax rate was 37% and 34% for the third quarter of fiscal 2003 and 2002, respectively.
 (3) The $751,000 represents restructuring related charges for inventory markdowns and movement of equipment related to the
     Chattanooga plant closing
 (4) The $354,000 restructuring credit represents the reversal of excess accrued employment benefit and plant security costs associated with the shutdown of the wet printed flock operation
 (5) Incremental shares of 229,000 for fiscal 2003 included in fully diluted calculation
 (6) Excludes $350,000 ($230,000 or $0.02 per share diluted, after taxes) of goodwill amortization

                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
         FOR THE NINE MONTHS ENDED JANUARY 26, 2002 AND JANUARY 27, 2002
                (Amounts in Thousands, Except for Per Share Data)


                                                                              NINE MONTHS ENDED
                                    ------------------------------------------------------------------------------------------------

                                    As Reported                    January 26, 2003              January 27, 2002
                                    January 26,  Reclassification    Proforma Net      % of        Proforma Net     % of     % Over
                                       2002       & Adjustments    of Restructuring  Net Sales  of Restructuring  Net Sales  (Under)
                                    ------------  -------------     ----------------------      ------------------------   ---------
Net sales                         $     248,753            0          248,753     100.0%          273,481       100.0%        -9.0%
Cost of sales                           207,368       (1,911) (3)     205,457      82.6%          232,507        85.0% (6)   -11.6%
                                    ------------  -------------    ----------------------       ------------------------   ---------
        Gross profit                     41,385       (1,911)          43,296      17.4%           40,974        15.0%         5.7%

Selling, general and
  administrative expenses                29,716            0           29,716      11.9%           33,823        12.4%       -12.1%
Restructuring expense                    13,006      (13,006) (4)           0       0.0%                0         0.0% (6)     0.0%
                                    ------------  -------------    ----------------------       ------------------------  ----------
        Income  (loss) from              (1,337)     (14,917)          13,580       5.5%            7,151         2.6%        89.9%
        operations

Interest expense                          5,244            0            5,244       2.1%            5,851         2.1%       -10.4%
Interest income                            (414)           0             (414)     -0.2%              (99)        0.0%       318.2%
Other expense (income), net                 645            0              645       0.3%              722         0.3% (7)   -10.7%
                                    ------------  -------------    ----------------------       ------------------------   ---------
        Income (loss) before             (6,812)     (14,917)           8,105       3.3%              677         0.2%        N/A
        income taxes

Income taxes  (1)                        (2,804)      (5,803)           2,999      37.0%              230        34.0% (2)    N/A
                                    ------------  -------------    ----------------------       ------------------------   ---------
Income (loss) before cumulative
effect of accounting change       $      (4,008)      (9,114)           5,106       2.1%              447         0.2%        N/A
                                    ============  =============    ======================       ========================   =========

Net income (loss) per share-basic          ($0.35)      ($0.80)           $0.45                     $0.04
Net income (loss) per share-diluted        ($0.35)      ($0.80)           $0.43                     $0.04
Average shares outstanding-basic           11,450       11,450           11,450                    11,221
Average shares outstanding-diluted         11,450       11,450           11,775 (5)                11,281


Notes:
 (1) Percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes.
 (2) Pre-restructuring income tax rate was 37% and 34% for the first nine months of fiscal 2003 and 2002, respectively.
 (3) The $1.9 million represents restructuring related charges for inventory markdowns and movement of equipment relating to the
     Chattanooga plant closing
 (4) The $13.0 million represents restructuring charges for the shut down of the Chattanooga operation, $12.1 million, and the additional write-down of wet printed assets held for sale, $1.3 million offset by a restructuring credit of $354,000 for over accrued employee benefit and plant security costs
 (5) Incremental shares of 325,000 included in fully diluted calculation
 (6) $1.2 million ($.8 million or $0.08 per share diluted, after taxes) of CDF and CYN restructuring related charges are excluded from the cost of sales total; and $1.3 million ($.9 million or $0.07 per share, diluted, after taxes) in CDF and CYN restructuring charges are excluded to arrive at the proforma amounts
 (7) Excludes $1,050,000 ($690,000 or $0.06 per share diluted, after taxes) of goodwill amortization


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and nine months ended January 26, 2003 and January 27, 2002


OVERVIEW

     GENERAL -- For the third quarter, net sales decreased 12.5% to $79.3 million; and the company reported net income of $1.7 million, or $0.14 per share diluted versus net income of $170,000, or $0.02 per share diluted in the third quarter of fiscal 2002. Excluding restructuring and related charges and credits, earnings for the third quarter of fiscal 2003 were $1.9 million, or $0.16 per share diluted versus net income of $400,000, or $0.04 per share diluted in the third quarter of fiscal 2002, excluding goodwill amortization. The company reported further improvement in its balance sheet by reducing funded debt by $12.3 million during the first nine months of fiscal 2003 and ending the quarter with $38.5 million in cash and cash investments.

During fiscal 2003, the company placed significant focus on reducing outstanding accounts receivable, including a concerted effort to collect past due accounts, shorten payment terms by offering a cash discount and resolve old items within receivable accounts. As of January 26, 2003, accounts receivable decreased 29.8% from the year earlier levels. In the third quarter, due to the decrease in past due receivable balances, there was a net reduction of $435,000 in the allowance for doubtful accounts. This compares with bad debt expense of $703,000 in the year earlier period. Additionally, as a result of this effort, the company has resolved $370,000 in old, open credits with customers which were credited to net sales during the quarter.

     ADOPTION OF SFAS No. 142 -- As of April 29, 2002, Culp adopted SFAS No. 142, "Goodwill and Other Intangible Assets." As a result the company recorded during the first quarter of fiscal 2003 a non-operating non-cash goodwill impairment charge of $37.6 million ($24.2 million net of taxes of $13.4 million), or $2.11 per share diluted, related to the goodwill associated with the Culp Decorative Fabrics division.

     PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS) -- The company has included, within this financial information release, proforma income statements which reconcile the reported income statements with proforma results, which exclude restructuring and related charges, goodwill amortization and cumulative effect of accounting change. See PROFORMA CONSOLIDATED STATEMENTS OF INCOME
(LOSS) on pages 7 and 8 of this financial information release.

     RESTRUCTURING AND RELATED CHARGES -- The financial results for the third quarter include a total of $751,000 in restructuring related charges, which were classified in cost of sales, and a $354,000 credit classified under the restructuring expense line item. The restructuring related charges of $751,000 represent inventory markdowns and equipment relocation costs associated with the closing of the Chattanooga, Tennessee facility within the Culp Decorative Fabrics division in October 2002. The restructuring credit represents unused accrued personnel costs, principally extended health care benefit expense, relating to the exit of the wet printed flock business during April 2002. The net after tax effect of the restructuring related charges and restructuring credit reduced net income per share by $0.02 for the third quarter of fiscal 2003.

The Culp Decorative Fabrics (CDF) restructuring actions are expected to significantly improve gross margins within the division, while allowing the ability to meet foreseeable levels of demand, all on a substantially lower cost base. The initiative is projected to result in annual cost savings of approximately $12 to $15 million, beginning in the third quarter of fiscal 2003. Approximately $8.0 million of these savings relate to fixed manufacturing costs and the remaining $4.0 to $7.0 million relate to variable manufacturing costs. A substantial portion of the savings from lower fixed manufacturing costs, which were achieved due to the closing of the Chattanooga, Tennessee operation at the end of the second quarter, have been realized and have contributed to the third quarter results. However, while there has been some progress on savings with variable manufacturing costs, the company expects these benefits to be realized over the next two quarters as operations within CDF achieve higher levels of efficiency.

The remaining elements from the CDF Chattanooga restructuring initiative to be completed are as follows: (1) achieve targeted levels of operating efficiency for the looms transferred into the Pageland operation, which is projected to take until the end of the first quarter of fiscal 2004; (2) transfer certain finishing and warping equipment to other CDF plants by the end of this fiscal year; and (3) complete the capital expenditure projects related to the restructuring.

Another important element of the CDF restructuring initiative was a major reduction in the complexity of the dobby upholstery product line, which has led to the elimination of approximately 1,500 low volume stock keeping units (SKUs) representing about 70% of the finished goods SKUs (but only 10% of sales) in that product category. This initiative is now substantially complete and has been accomplished without significant disruptions of customer relationships.

The CDF restructuring is expected to result in total restructuring and related charges of approximately $15 million. The company currently estimates that this restructuring will result in additional charges of approximately $750,000 during the fourth quarter of the fiscal year, most of which relate to equipment relocation costs.


INCOME STATEMENT COMMENTS

     UPHOLSTERY FABRIC SEGMENT (See page 5 - Sales and Gross Profit by Segment)

     NET SALES -- Upholstery fabric sales for the third quarter of fiscal 2003 decreased 15.1% to $55.9 million (see sales by Segment/Division on page 5). Domestic upholstery fabric sales decreased 11.9% to $50.9 million, due primarily to overall weakness in consumer demand for upholstered furniture, and other factors discussed below. International sales decreased 37.9% to $5.0 million, due primarily to the exiting of the wet printed flock fabric business in April 2002.

In addition to overall softness in demand during the quarter, the sales decrease in upholstery fabrics is attributable to the company's strategy to focus on improving the profitability of its sales mix by reducing or eliminating products generating little or no profit. In the Culp Velvets/Prints division, the company discontinued its unprofitable wet printed flock business at the end of last fiscal year. This product line produced annual sales last year of approximately $17 million with approximately $2 million in operating losses. In the CDF division, the company discontinued about half of its finished goods SKUs (or approximately 10,000) over the last year, most of which were small volume items and were costly to produce. These discontinued SKUs include the dobby product line SKUs that were recently eliminated as part of the Chattanooga restructuring. The company expects this process of identifying and dropping its low profit items to continue through the balance of this fiscal year.

     The company believes additional factors that are likely impacting upholstery fabric sales are (1) the increasing market share of leather furniture being sold in the U.S.; and (2) the increase in imported fabrics, both in "piece goods" and "cut and sewn kits".

     GROSS PROFIT -- In spite of weak furniture demand, the upholstery fabric segment improved its gross profit dollars and margins significantly. Excluding restructuring related charges of $751,000 for the third quarter of fiscal 2003, gross profit dollars and margin increased to $8.8 million and 15.8% from $6.8 million and 10.4% in the third quarter of last year. The key factors behind this gain was a sharp improvement in CDF due to: (1) a more profitable sales mix; (2) the increasing productivity benefits from the CDF 2001 restructuring; and (3) the fixed cost reduction benefits from the Chattanooga closure.

The company is optimistic that gross profit dollars and margins in the upholstery fabric segment will continue to improve over the next few quarters driven principally by the progress within the CDF division. More specifically within CDF, the company is focused on (1) creating and selling products with better margins; (2) continuing to reduce low profit SKUs; and (3) improving manufacturing performance, in terms of productivity and inventory obsolescence.


     MATTRESS TICKING SEGMENT (See page 5 - Sales and Gross Profit by Segment)

     NET SALES -- Mattress fabric sales for the third quarter of fiscal 2003 decreased 5.6% to $23.4 million. Sales to U.S. bedding manufacturers fell 7.2% to $20.3 million, while sales to international customers increased by 5.9% to $3.1 million. The sales decrease is due to the overall weakness in consumer demand for mattresses.

     GROSS PROFIT -- The mattress fabric segment (Culp Home Fashions or CHF) reported for the third quarter of fiscal 2003 lower gross profit dollars and margins of $5.7 million and 24.4%, respectively, both down from $6.7 million and 27.0% during the corresponding quarter of the prior year. The key factors impacting gross profit were lower sales and the residual impact from a high cost European sourcing agreement that ended October 31, 2002. During the quarter the division worked down its inventory position of these products by reducing production. CHF entered into this agreement with the supplier in October 2001 as part of the termination of a long-term supply relationship. The agreement provided, among other things, that the company maintain a certain level of weekly purchases through October 31, 2002. Therefore, for the first half of this fiscal year, the company was required to source products from this supplier that were significantly more expensive than products manufactured at the company's
U.S. and Canadian plants in order to meet the agreement's minimum purchase levels. The company had planned during the last fiscal year for the termination of this supply agreement by initiating a plan to increase capacity in the U.S. and Canadian plants beginning in the first quarter and ending by January 2003. This capacity expansion project accounts for approximately $4.5 million of the company's fiscal 2003 capital spending. This supply agreement was concluded on October 31, 2002.

     SG&A EXPENSES -- SG&A expenses for the third quarter declined $1.2 million, or 11.2%, from the prior year, and as a percent of net sales, SG&A expenses increased to 12.4% from 12.2%. SG&A expenses in the third quarter included a net reduction of $435,000 in the allowance for doubtful accounts, due to a decrease in past due receivable balances. This compares with bad debt expense of $703,000 in the year-earlier period.

     INTEREST EXPENSE (INCOME) -- Interest expense for the third quarter declined to $1.7 million from $1.8 million due to significantly lower borrowings outstanding, offset somewhat by an increase in the interest rate on the $75 million term loan. Interest income increased to $143,000 from $42,000 due to significantly higher invested cash as compared with the prior year.

     OTHER EXPENSE (INCOME), NET -- Other expense (income) for the third quarter of fiscal 2003 totaled $192,000 compared with $435,000 in the prior year. The decrease was principally due to the adoption of SFAS No. 142, which discontinued the amortization of goodwill. Goodwill amortization during the third quarter of fiscal year 2002 was $350,000.

     INCOME TAXES -- Excluding the cumulative effect of accounting change and restructuring and related charges, the effective tax rate for the nine months of fiscal 2003 was 37% compared with 34% for the year earlier period.

     EBITDA -- EBITDA for the third quarter of fiscal 2003 was $8.1 million compared with $6.9 million in the prior year. EBITDA includes earnings before interest, income taxes, depreciation, amortization, all restructuring and related charges, certain non-cash charges and cumulative effect of accounting change, as defined by the company's credit agreement.

BALANCE SHEET COMMENTS

     CASH AND CASH INVESTMENTS -- Cash and cash investments as of January 26, 2003 increased to $38.5 million from $32.0 million at the end of fiscal 2002, reflecting cash flow from operations of $23.9 million for the first nine months of fiscal 2003, capital expenditures of $9.1 million, debt repayment of $12.3 million, stock issuance from the sale of exercised stock options of $1.0 million and an increase in accounts payable for capital expenditures of $3.1 million.

     WORKING CAPITAL -- Accounts receivable as of January 26, 2003 decreased 29.8% from the year-earlier level, due principally to the decline in international sales with their related longer credit terms, repayment of past due balances and an increase in the number of customers taking the cash discount for shorter payment terms. Days sales outstanding totaled 34 days at January 26, 2003 compared with 43 a year ago and 36 at last fiscal year end. Inventories at the close of the third quarter decreased 9.8% from a year ago. Inventory turns for the third quarter were 4.8 versus 5.1 for the year-earlier period. Operating working capital (comprised of accounts receivable, inventory and accounts payable) was $64.1 million at January 26, 2003, down from $84.2 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT -- Capital spending for the first nine months of fiscal 2003 was $9.1 million. The company's original budget for capital spending for all of fiscal 2003 was $8.5 million, compared with $4.7 million in fiscal 2002. As part of the fiscal 2003 restructuring plan in the Culp Decorative Fabrics division, the company increased the budget by $4.5 million to $13.0 million. Depreciation for the third quarter of fiscal 2003 totaled $3.4 million, and is estimated at $14.0 million for the full fiscal year.

     INTANGIBLE ASSETS -- As of January 26, 2003, goodwill in the amount of $9.2 million is the company's only intangible asset. The company adopted SFAS No. 142 on April 29, 2002. During the first quarter of fiscal 2003 the company recognized an impairment charge of $37.6 ($24.2 million net of taxes of $13.4 million) upon adoption of SFAS No. 142.

     LONG-TERM DEBT -- As of the end of the third quarter, the company had reduced funded debt by $12.3 million from last fiscal year end. Funded debt equals long-term debt plus current maturities. Funded debt was $96.1 million at January 26, 2003, compared with $108.5 million at fiscal 2002 year end. The company's funded debt-to-capital ratio was 51.1% at January 26, 2003.

     The company also reports it leverage statistics in terms of funded debt, net of cash and cash investments, under the assumption it could use the cash to repay debt at any time. Therefore, funded debt, net of cash and cash investments, was $57.7 million at January 26, 2003 compared with $76.5 million at fiscal 2002 year end. In addition, the company's funded debt (net of cash and cash investments) to capital employed ratio was 38.5% and funded debt (net of cash and cash investments) to EBITDA was 1.54, which is substantially lower than the highest point level of 4.28 at January 2001. Since the end of fiscal 2000 (two years and nine months ago), the company has substantially reduced its funded debt (net of cash and cash investments) by a total of $78.8 million or 57.7%.

     The company entered into a new loan agreement during August 2002 with its principal bank lender that provides, among other things, for: (1) a two year $34.7 million credit facility, which includes a $15.0 million revolving credit line and $19.7 million for letters of credit for the company's industrial revenue bonds (IRB's), (2) lower interest rates based upon a pricing matrix, and
(3) improved financial covenants. The company was in compliance with all covenants contained in its loan agreements as of January 26, 2003.

     The company has initiated the early repayment of $12.7 million of its long-term debt by March 15, 2003 and therefore has reclassified this debt to current maturities of long-term debt. The debt being repaid represents Industrial Revenue Bonds ("IRBs"). Effective with this repayment of IRBs, under the terms of the company's bank loan agreement, all collateral pledged on the company's outstanding loans will be removed. In addition, with these debt retirements, the company will have reduced its funded debt by $25.0 million during fiscal 2003, and the company is optimistic that its cash position at fiscal year end will exceed $25 million.

     The remaining funded debt after repayment of these IRBs will be totally unsecured and will be comprised of a $75 million term loan, with a fixed interest rate of 7.76%, $7.0 million in remaining IRBs and a $1.4 million, non-interest bearing term loan with the Canadian government. The first scheduled principal payment on the $75 million term loan is due March 2006, three years away, and it amounts to $11.0 million. The Canadian government loan is repaid in annual installments of approximately $450,000 per year.

     The company plans to maintain a cash reserve of at least $25 million for the foreseeable future. Cash accumulated above this level will likely be used to repay the remaining $7.0 million in IRBs over the next several quarters. The company has chosen to repay the outstanding IRBs first due to high prepayment fees and costs associated with the $75 million term loan.

FREE CASH FLOW COMMENTS

     Free cash flow was $17.9 million for the first nine months of fiscal 2003 compared with $10.7 million for the same period of the prior year. The company defines free cash flow as cash from operations, less capital expenditures, plus or minus the change in accounts payable for capital expenditures. The key reasons for this improvement were continued improvement in accounts receivable collections, lower inventory levels, higher profits and the benefit from deferred payment terms for capital expenditures.

BUSINESS OUTLOOK

     For the fourth quarter of fiscal 2003, the company believes consolidated sales will decline in the same range as the third quarter decrease of 12.5% while gross profit margins are expected to approximate last year's fourth quarter gross margin of 21.8%, excluding restructuring and related charges, resulting in lower gross profit dollars. More than offsetting this gross profit dollar decrease, total SG&A, interest and other expenses are expected to decline approximately $4.0 million in the fourth quarter, absent any large unusual items, from a total of $17.3 million in last year's fourth quarter. The cost reduction is due to several factors: (1) lower incentive compensation; (2) an unusually high bad debt expense of $1.2 million in last year's fourth quarter;
(3) various reductions in other SG&A expenses; and (4) lower net interest expense. The lower incentive compensation expense reflects the fact that the entire fiscal 2002 amount was recorded in the fourth quarter since the company was operating at a net loss through the third quarter and therefore did not meet incentive targets. However, this year's expense was accrued more ratably over the four quarterly periods as incentive targets were realized. Therefore, with gross profit margin about the same on lower sales, and substantially lower costs, the company is comfortable with the range of published analyst's earnings estimates of $0.41 to $0.44 per share for the fourth quarter of fiscal 2003, excluding any restructuring and related charges or large unusual items. The net earnings for the fourth quarter of last year were $4.4 million, or $0.38 per share, excluding restructuring and related charges and goodwill amortization.

     The company's financial results over the last few quarters and its business outlook clearly demonstrate the company's strategic focus on: (1) improving the profitability of its sales mix; (2) increasing margins and return on capital employed; and (3) generating free cash flow and strengthening its balance sheet.